Exhibit 99.1

Blackstone Launches Senior Notes Offering

New York, October 27, 2026—Blackstone (NYSE: BX) today announced its intention to offer, subject to market and other conditions, senior notes of Blackstone Reg Finance Co. L.L.C., its indirect subsidiary. The notes are to be fully and unconditionally guaranteed by Blackstone Inc. and its indirect subsidiaries, Blackstone Holdings I L.P., Blackstone Holdings AI L.P., Blackstone Holdings II L.P., Blackstone Holdings III L.P. and Blackstone Holdings IV L.P. Blackstone intends to use the proceeds from the notes offering for general corporate purposes.

The notes are being offered pursuant to an effective shelf registration statement on file with the U.S. Securities and Exchange Commission (the “SEC”) and only by means of a prospectus and prospectus supplement. An electronic copy of the prospectus supplement, together with the accompanying prospectus, is available on the SEC’s website at www.sec.gov. Alternatively, copies of the prospectus supplement and accompanying prospectus may be obtained from: Citigroup Global Markets Inc., telephone: 1-800-831-9146; Goldman Sachs & Co. LLC, telephone: 1-866-471-2526; Morgan Stanley & Co. LLC, telephone: 1-866-718-1649; SMBC Nikko Securities America, Inc., telephone: 1-888-868-6856; or Wells Fargo Securities, LLC, telephone: 1-800-645-3751.

This press release shall not constitute an offer to sell or a solicitation of an offer to purchase the notes or any other securities, and shall not constitute an offer, solicitation or sale in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful.

Investor and Media Relations Contacts

For Investors Weston Tucker Blackstone Tel: +1 (212) 583-5231 tucker@blackstone.com	For Media Matthew Anderson Blackstone Tel: +1 (212) 390-2472 Matthew.Anderson@blackstone.com